Filed Pursuant to Rule 424(b)(3)

Registration No. 333-255585

PROSPECTUS SUPPLEMENT NO. 11

(to Prospectus dated May 10, 2021)

PLBY GROUP, INC.

21,854,262 Shares of Common Stock Offered by Selling Stockholders

This prospectus supplement is being filed to amend and supplement the information contained in the prospectus dated May 10, 2021 (the “Prospectus”), related to the resale from time to time by the selling stockholders named in the Prospectus or their permitted transferees of (i) up to 20,916,812 shares of common stock, par value of $0.0001 per share (“Common Stock”) of PLBY Group, Inc., a Delaware corporation (f/k/a Mountain Crest Acquisition Corp, or MCAC), issued to stockholders of Playboy (as defined in the Prospectus) upon consummation of the Business Combination (as defined in the Prospectus), (ii) up to 200,000 shares of Common Stock issued to Craig-Hallum Capital Group LLC and Roth Capital Partners LLC upon consummation of the Business Combination, (iii) up to 731,450 shares of Common Stock, which were originally issued by MCAC to Sunlight Global Investment LLC (the “Sponsor”) and were later distributed to Suying Liu and Dong Liu, who are members of the Sponsor, on October 2, 2020, and (iv) up to 6,000 shares of Common Stock issued to Nelson Haight, Todd Milbourn, and Wenhua Zhang for their serving as directors of MCAC before consummation of the Business Combination.

This prospectus supplement is provided solely to update the selling stockholders table in the Prospectus to reflect certain transfers or other assignments of shares of our Common Stock beneficially owned by certain of the selling stockholders identified herein. The information with regard to the other selling stockholders is unchanged from the information contained in the Prospectus.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Common Stock is traded on The Nasdaq Global Market under the symbol “PLBY.” On November 18, 2021, the closing price of our Common Stock was $37.09 per share.

We are an “emerging growth company” under applicable federal securities laws and will be subject to reduced public company reporting requirements.

INVESTING IN OUR SECURITIES INVOLVES RISKS THAT ARE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE 13 OF THE PROSPECTUS AND IN ANY APPLICABLE PROSPECTUS SUPPLEMENT.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 18, 2021.

SELLING STOCKHOLDERS

The following information is provided to update the selling stockholders table in the Prospectus to reflect transfers by RT-ICON Holdings LLC of an aggregate of 8,500,523 shares of our Common Stock. Accordingly, the selling stockholders table has been updated to (A) reduce the number of shares beneficially owned by RT-ICON Holdings LLC by 8,500,523 and (B) include the names and number of shares now held by each of the transferees.

The following table sets forth and the accompanying footnotes are based primarily on information provided to us by the selling stockholders listed therein indicating the Common Stock they wished to be covered by the Prospectus, as supplemented by this supplement. A selling stockholder may have sold or transferred some or all of the securities indicated below with respect to such selling stockholder, and may in the future sell or transfer some or all of the securities indicated below in transactions exempt from the registration requirements of the Securities Act rather than under the Prospectus, as supplemented by this supplement. We cannot advise you as to whether the selling stockholder will in fact sell any or all of such Common Stock. For purposes of this table, we have assumed that the selling stockholder will have sold all of the securities covered by the Prospectus, as supplemented by this supplement, upon completion of the offering. We have based percentage ownership on 41,380,183 shares of Common Stock outstanding as of November 12, 2021

The information with regard to the other selling stockholders is unchanged from the information contained in the Prospectus.

	Number of Shares Beneficially Owned Before Sale of All Shares of Common Stock Offered Hereby		Number of Shares of Common Stock to be Sold in the Offering	Number of Shares Beneficially Owned After Sale of All Shares of Common Stock Offered Hereby
Name and Address of Beneficial Owner	Number	%	Number	Number	%
Shares of Common Stock registered for resale
RT-ICON Holdings LLC(1)	8,500,524	20.5	8,500,524	—	—
Rizvi Opportunistic Equity Fund, L.P.(2)	409,714	*	409,714	—	—
Rizvi Opportunistic Equity Fund (TI), L.P.(3)	82,319	*	82,319	—	—
Rizvi Traverse Partners LLC(4)	188,511	*	188,511	—	—
Rizvi Opportunistic Equity Fund I-B, L.P.(5)	799,684	1.9	799,684	—	—
Rizvi Opportunistic Equity Fund I-B (TI), L.P.(6)	189,817	*	189,817	—	—
Rizvi Opportunistic Equity Fund II, L.P.(7)	3,534,530	8.5	3,534,530	—	—
Rizvi Traverse Partners II, LLC(8)	139,564	*	139,564	—	—
PEG U.S. Direct Corporate Finance Institutional Investors IV, LLC(9)	2,506,736	6.1	2,506,736	—	—
PEG US Corporate Finance Institutional Offshore Investors IV, L.P.(10)	131,934	*	131,934	—	—
522 Fifth Avenue Fund, L.P.(11)	33,401	*	33,401	—	—
RT-ICON FF LLC(12)	484,313	1.2	484,313	—	—
TOTAL	17,001,047	41.1	17,001,047	—	—

*            Represents beneficial ownership of less than 1%.

(1)	RTM-ICON LLC, or RTM-ICON, is the manager of RT-ICON Holdings LLC, or RT-ICON. Rizvi Traverse Management, LLC , or Rizvi Traverse, is the sole member of RTM-ICON. Mr. Suhail Rizvi and Mr. John Giampetroni are the managers of Rizvi Traverse. Each of RTM-ICON, Rizvi Traverse and Messrs. Rizvi and Giampetroni may be deemed to be the beneficial owner of the shares of common stock beneficially owned by RT-ICON, but each disclaims beneficial ownership of such shares, except to the extent of any pecuniary interest therein. The address of each of RT-ICON, RTM- ICON, Rizvi Traverse and Messrs. Rizvi and Giampetroni is c/o Rizvi Traverse Management, LLC, 801 Northpoint Parkway, Suite 129, West Palm Beach, FL 33407.

(2)	Rizvi Traverse is the general partner of Rizvi Opportunistic Equity Fund, L.P. Mr. Suhail Rizvi and Mr. John Giampetroni are the managers of Rizvi Traverse. Each of Rizvi Traverse and Messrs. Rizvi and Giampetroni may be deemed to be the beneficial owner of the shares of common stock beneficially owned by Rizvi Opportunistic Equity Fund, L.P., but each disclaims beneficial ownership of such shares, except to the extent of any pecuniary interest therein. The address of Rizvi Opportunistic Equity Fund, L.P. is c/o Rizvi Traverse Management, LLC, 801 Northpoint Parkway, Suite 129, West Palm Beach, FL 33407.

(3)	Rizvi Traverse is the general partner of Rizvi Opportunistic Equity Fund (TI), L.P. Mr. Suhail Rizvi and Mr. John Giampetroni are the managers of Rizvi Traverse. Each of Rizvi Traverse and Messrs. Rizvi and Giampetroni may be deemed to be the beneficial owner of the shares of common stock beneficially owned by Rizvi Opportunistic Equity Fund (TI), L.P., but each disclaims beneficial ownership of such shares, except to the extent of any pecuniary interest therein. The address of Rizvi Opportunistic Equity Fund (TI), L.P. is c/o Rizvi Traverse Management, LLC, 801 Northpoint Parkway, Suite 129, West Palm Beach, FL 33407.

(4)	Rizvi Traverse is the managing member of Rizvi Traverse Partners LLC. Mr. Suhail Rizvi and Mr. John Giampetroni are the managers of Rizvi Traverse. Each of Rizvi Traverse and Messrs. Rizvi and Giampetroni may be deemed to be the beneficial owner of the shares of common stock beneficially owned by Rizvi Traverse Partners LLC, but each disclaims beneficial ownership of such shares, except to the extent of any pecuniary interest therein. The address of Rizvi Traverse Partners LLC is c/o Rizvi Traverse Management, LLC, 260 East Brown Street, Suite 380, Birmingham, MI 48009.

(5)	Rizvi Traverse is the general partner of Rizvi Opportunistic Equity Fund I-B, L.P. Mr. Suhail Rizvi and Mr. John Giampetroni are the managers of Rizvi Traverse. Each of Rizvi Traverse and Messrs. Rizvi and Giampetroni may be deemed to be the beneficial owner of the shares of common stock beneficially owned by Rizvi Opportunistic Equity Fund I-B, L.P., but each disclaims beneficial ownership of such shares, except to the extent of any pecuniary interest therein. The address of Rizvi Opportunistic Equity Fund I-B, L.P. is c/o Rizvi Traverse Management, LLC, 801 Northpoint Parkway, Suite 129, West Palm Beach, FL 33407.

(6)	Rizvi Traverse is the general partner of Rizvi Opportunistic Equity Fund I-B (TI), L.P. Mr. Suhail Rizvi and Mr. John Giampetroni are the managers of Rizvi Traverse. Each of Rizvi Traverse and Messrs. Rizvi and Giampetroni may be deemed to be the beneficial owner of the shares of common stock beneficially owned by Rizvi Opportunistic Equity Fund I-B (TI), L.P., but each disclaims beneficial ownership of such shares, except to the extent of any pecuniary interest therein. The address of Rizvi Opportunistic Equity Fund I-B (TI), L.P. is c/o Rizvi Traverse Management, LLC, 801 Northpoint Parkway, Suite 129, West Palm Beach, FL 33407.

(7)	Rizvi Traverse GP II, LLC, or “RT GP II,” is the general partner of Rizvi Opportunistic Equity Fund II, L.P. Mr. Suhail Rizvi and Mr. John Giampetroni are the managers of RT GP II. Each of RT GP II and Messrs. Rizvi and Giampetroni may be deemed to be the beneficial owner of the shares of common stock beneficially owned by Rizvi Opportunistic Equity Fund II, L.P., but each disclaims beneficial ownership of such shares, except to the extent of any pecuniary interest therein. The address of Rizvi Opportunistic Equity Fund II, L.P. is c/o Rizvi Traverse Management, LLC, 801 Northpoint Parkway, Suite 129, West Palm Beach, FL 33407.

(8)	Rizvi Traverse Management II, LLC, or RTM II, is the manager of Rizvi Traverse Partners II, LLC. Mr. Suhail Rizvi and Mr. John Giampetroni are the managers of RTM II. Each of RTM II and Messrs. Rizvi and Giampetroni may be deemed to be the beneficial owner of the shares of common stock beneficially owned by Rizvi Traverse Partners II, LLC, but each disclaims beneficial ownership of such shares, except to the extent of any pecuniary interest therein. The address of Rizvi Traverse Partners II, LLC is c/o Rizvi Traverse Management, LLC, 801 Northpoint Parkway, Suite 129, West Palm Beach, FL 33407.

(9)	Voting and investment power with respect to the common stock reside with J.P. Morgan Investment Management Inc. (which acts in respect of the common stock through a committee of over 30 individuals in its Private Equity Group, each with an equal vote) and not with any natural persons. The address of PEG U.S. Direct Corporate Finance Institutional Investors IV, LLC is Private Equity Group of J.P. Morgan Asset Management, 277 Park Avenue, 2nd Floor, New York, NY 10172.

(10)	Voting and investment power with respect to the common stock reside with J.P. Morgan Investment Management Inc. (which acts in respect of the common stock through a committee of over 30 individuals in its Private Equity Group, each with an equal vote) and not with any natural persons. The address of PEG US Corporate Finance Institutional Offshore Investors IV, L.P. is Private Equity Group of J.P. Morgan Asset Management, 277 Park Avenue, 2nd Floor, New York, NY 10172.

(11)	Voting and investment power with respect to the common stock reside with J.P. Morgan Investment Management Inc. (which acts in respect of the common stock through a committee of over 30 individuals in its Private Equity Group, each with an equal vote) and not with any natural persons. The address of 522 Fifth Avenue Fund, L.P. is Private Equity Group of J.P. Morgan Asset Management, 277 Park Avenue, 2nd Floor, New York, NY 10172.

(12)	RTM-ICON is the manager of RT-ICON FF LLC. Rizvi Traverse is the sole member of RTM-ICON. Mr. Suhail Rizvi and Mr. John Giampetroni are the managers of Rizvi Traverse. Each of RTM-ICON, Rizvi Traverse and Messrs. Rizvi and Giampetroni may be deemed to be the beneficial owner of the shares of common stock beneficially owned by RT-ICON FF LLC, but each disclaims beneficial ownership of such shares, except to the extent of any pecuniary interest therein. The address of RT-ICON FF LLC is c/o Rizvi Traverse Management, LLC, 801 Northpoint Parkway, Suite 129, West Palm Beach, FL 33407.

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